Exhibit 23.1

KPMG LLP 2755 Augustine Drive Suite 701 Santa Clara, CA 95054
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 19, 2026, with respect to the consolidated financial statements of Rimini Street, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
February 19, 2026